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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-03637 of Thoratec Laboratories Corporation of our report dated March 1, 1996 (June 3, 1996 as to Note 3) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt about the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Deloitte & Touche LLP


Oakland, California

June 3, 1996